Exhibit (a)(5)(B)

Santander

Ignacio Benjumea Cabeza de Vaca
Secretario General

D. Celso Clemente Giacometti
Banco Santander (Brasil) S.A.
Avenida de Juscelino Kubitschek nº 2.235,
Municipio de São Paulo, Estado de SP, Brasil

Boadilla del Monte (Madrid), 29 de abril de 2014

Querido Celso,

En nombre de Banco Santander, S.A. y en tu condición de presidente del consejo de Banco Santander (Brasil) S.A. te comunico que, en el día de ayer, el consejo de administración de Banco Santander acordó formular una oferta pública de canje de acciones (en forma de BDRs o ADRs) de Banco Santander sobre las acciones de Banco Santander (Brasil) que no son propiedad del Grupo Santander. Los términos principales de la oferta, incluyendo el volumen de acciones que serán adquiridas y la ecuación de canje, son los que se contienen en la comunicación de hecho relevante que se adjunta y que ha sido publicada en el día de hoy por Banco Santander.

Te ruego des traslado de esta comunicación al consejo de Banco Santander (Brasil).

Banco Santander ha solicitado a un experto la elaboración de un *laudo de avaliação* en los términos del reglamento del *Nível 2* de BM&FBovespa y la Instrucción de la CVM nº 361/02, que en los próximos días pondrá a disposición de Banco Santander (Brasil).

Estoy a tu disposición para comentar lo anterior.

Un abrazo,

Cc: D. Jesús María Zabalza Lotina
D. Carlos Alberto López Galán

ocial: Paseo de Pereda, 9-12. 39004 SANTANDER - R.M. de Santander, Hoja 286, Folio 64, Libro 5º de Sociedades, Inscripción 1ª. C.I.F. A-39000013

Banco S

Ciudad Grupo Santander
Pereda, 2ª Planta - 28660 Boadilla del Monte (Madrid) - Tels. 91 259 66 31 / 33 / 34 - Fax 91 257 15 24

Free translation to English of the letter that Mr. Celso Clemente Giacometti received from Banco Santander, S.A. on April 29, 2014

[LETTERHEAD PAPER OF BANCO SANTANDER, S.A.]

Ignacio Benjumea Cabeza de Vaca

General Secretary

To

Mr. Celso Clemente Gioacometti

Banco Santander (Brasil) S.A.

Avenida de Juscelino Kubitschek n. 2,235

City of São Paulo, State of São Paulo SP, Brazil

Boadilla del Monte (Madrid), April 29th, 2014

Dear Celso,

On behalf of Banco Santander, S.A., and given your position as chairman of the board of directors of Banco Santander (Brasil) S.A., I inform you that yesterday the board of directors of Banco Santander agreed to prepare a public exchange offer (in the form of BDRs and ADRs) of Banco Santander for the shares of Banco Santander (Brasil) that are not owned by the Santander Group. The main terms of the offer, including the volume of the shares that will be acquired and the exchange ratio, are described in the notice to the market that is attached and was made publicly available on this date by Banco Santander.

I ask you to forward this message to the board of directors of Banco Santander (Brasil).

Banco Santander has requested an expert to prepare a laudo de avaliação in accordance with the regulation of the Level 2 of the BM&FBovespa and the CVM Instruction n. 361/02, which in the next days Banco Santander will make available to Banco Santander (Brasil).

I am available to discuss the aforementioned.

Best regards,

[signature]

Cc:          Mr. Jesús María Zabalza Lotina

                Mr. Carlos Alberto López Galán